NEWS RELEASE
Contacts:
    KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klxenergy.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com

KLX ENERGY SERVICES HOLDINGS, INC. REPORTS
RECORD FIRST QUARTER 2023 RESULTS

HOUSTON, TX - May 10, 2023 - KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLX”, the “Company”, “we”, “us” or “our”) today reported financial results for the first quarter ended March 31, 2023. Note that the first quarter 2023 results include only a partial month impact post closing the acquisition of Greene’s Energy Group, LLC (“Greene’s”) on March 8, 2023. We also make reference to the three months ended March 31, 2023 including a full quarter of Greene’s activity (“Pro Forma First Quarter 2023”).

First Quarter 2023 Financial and Operational Highlights

•Revenue of $239.6 million, increased 7% sequentially
•Net income of $9.4 million, net income margin of 3.9% and diluted earnings per share of $0.65
•Adjusted net income of $11.5 million
•Adjusted EBITDA of $38.2 million, increased 2% sequentially
•Adjusted EBITDA margin of 15.9%
•Pro Forma revenue, Adjusted EBITDA, net income and adjusted net income of $251.9 million, $40.6 million, $9.4 million and $12.4 million, respectively, when adjusted for a full first quarter 2023 impact from Greene’s1
•Ended the quarter with $84.0 million of available liquidity, consisting of $39.6 million of cash and $44.4 million of available borrowing capacity under the March 2023 ABL Facility borrowing base certificate

See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income (loss), adjusted net income (loss) margin, free cash flow, net debt, net working capital, annualized net leverage ratio and their reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have not provided reconciliations of our future expectations as to Adjusted EBITDA or Adjusted EBITDA margin as such reconciliation is not available without unreasonable efforts. In addition, for comparative purposes, we have also presented Pro Forma Operating Income (Loss), Adjusted EBITDA, adjusted net income (loss) and adjusted net income (loss) margin for the three months ended March 31, 2023 including a full quarter of Greene’s activity in the Additional Selected Operating Data section below.

1 See disclosure in Unaudited Supplemental Pro Forma Information herein

Chris Baker, KLX President and Chief Executive Officer, stated, “We overcame seasonal pressures in the first quarter, including weather, elevated personnel costs from the January reset of unemployment taxes and two additional payrolls in the first quarter, along with the well-discussed commodity price volatility, to report record first quarter results that exceeded our expectations and guidance across all metrics. The first quarter of 2023 marked the twelfth consecutive quarter of sequential revenue improvement for KLX and furthermore we exited the first quarter generating record monthly levels of revenue and Adjusted EBITDA.

“We executed on our highly accretive acquisition of Greene’s on March 8th. The operational fit and integration have been exceptional and cement KLX as a diverse, scaled and technologically differentiated market leader in the pressure control space. We believe this transaction is a blueprint by which KLX can pursue additional tuck-in consolidation.

“Despite recent volatility in commodity prices and rig count declines driving short-term dislocation, the market backdrop remains constructive and the supply and demand fundamentals continue to favor the services sector. As we enter the second quarter, we have seen some softening across a few of our product lines driven by a reduction in Haynesville Shale activity in our Northeast/Mid-Con Region and an associated impact on adjacent basins, but the overall market remains tight for many of our service lines. We believe KLX is well positioned to manage these disruptions given our competitive positioning and ability to take a portfolio allocation approach to mobilizing our assets across a diverse product line and geographic footprint. Looking forward to the second quarter, we expect continued strong utilization and margin, plus a full quarter’s impact from Greene’s, to drive sequential expansion of quarterly revenue and Adjusted EBITDA. As we look out to full year 2023, we will continue to proactively deploy our portfolio of assets to maximize our results in the face of market volatility and basin rotation with a focus on generating meaningful free cash flow,” concluded Baker.

First Quarter 2023 Financial Results

Revenue for the first quarter of 2023 totaled $239.6 million, an increase of 7% compared to fourth quarter 2022 revenue of $223.3 million. The increase in revenue reflects the increase in activity and pricing across all geographic segments and product service lines. On a product line basis, drilling, completion, production and intervention services contributed approximately 25.4%, 54.3%, 11.6% and 8.7%, respectively, to revenues for the first quarter 2023.

Net income for the first quarter of 2023 was $9.4 million, compared to fourth quarter 2022 net income of $13.2 million. Adjusted EBITDA for the first quarter of 2023 increased 2% to $38.2 million, compared to fourth quarter 2022 Adjusted EBITDA of $37.3 million. Adjusted EBITDA margin for the first quarter of 2023 was 15.9%, which is the strongest first quarter Adjusted EBITDA margin since the first quarter of 2019.

First Quarter 2023 Segment Results

The Company reports revenue, operating income and Adjusted EBITDA through three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con.

•Rocky Mountains: Revenue, operating income and Adjusted EBITDA for the Rocky Mountains segment was $67.9 million, $9.8 million and $15.5 million, respectively, for the first quarter of 2023. First quarter revenue represents a 3% increase over the fourth quarter of 2022 largely driven by an increase in activity throughout the DJ Basin, Wyoming and Bakken across almost all product lines, led by coiled tubing, tech services and wireline.

•Southwest: Revenue, operating income and Adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $73.4 million, $4.8 million and $10.2 million, respectively, for the first quarter of 2023. First quarter revenue represents a 2% decrease over the fourth quarter of 2022 largely driven by a reduction in weighted average pricing driven largely by a shift in job mix across directional drilling, tech services and accommodations.

•Northeast/Mid-Con: Revenue, operating income and Adjusted EBITDA for the Northeast/Mid-Con segment was $98.3 million, $18.7 million and $23.7 million, respectively, for the first quarter of 2023, all of which are segment records. First quarter revenue represents a 19% increase over the fourth quarter of 2022 largely due to sequential improvement in activity, utilization and weighted average pricing across pressure pumping, coiled tubing and directional drilling.

The following is a tabular summary of revenue, operating income (loss) and Adjusted EBITDA (loss) for the first quarter ended March 31, 2023 and the fourth quarter ended December 31, 2022 ($ in millions).

	Three Months Ended
	March 31, 2023	December 31, 2022
Revenue:
Rocky Mountains	$67.9	$66.1
Southwest	73.4	74.8
Northeast/Mid-Con	98.3	82.4
Total Revenue	$239.6	$223.3

	Three Months Ended
	March 31, 2023	December 31, 2022
Operating income (loss):
Rocky Mountains	$9.8	$12.4
Southwest	4.8	7.7
Northeast/Mid-Con	18.7	15.4
Corporate and other	(14.4)	(13.3)
Total operating income	$18.9	$22.2

	Three Months Ended
	March 31, 2023	December 31, 2022
Adjusted EBITDA (loss)
Rocky Mountains	$15.5	$17.9
Southwest	10.2	12.4
Northeast/Mid-Con	23.7	19.7
Segment Total	49.4	50.0
Corporate and other	(11.2)	(12.7)
Total Adjusted EBITDA(1)	$38.2	$37.3
(1) Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table below, non-cash compensation expense and non-cash asset impairment expense.

Balance Sheet and Liquidity

Total debt outstanding as of March 31, 2023 was $283.6 million. As of March 31, 2023, cash and cash equivalents totaled $39.6 million. Available liquidity as of March 31, 2023 was $84.0 million, including availability of $44.4 million on the March 2023 ABL Facility Borrowing Base Certificate. The Senior Secured Notes bear interest at an annual rate of 11.5%, payable semi-

annually in arrears on May 1st and November 1st. Accrued interest as of March 31, 2023 was $11.5 million for the Senior Secured Notes and $0.2 million related to the ABL Facility.

Net working capital as of March 31, 2023 was $115.1 million, which was up 60% from December 31, 2022 levels. The increase in net working capital was driven by (i) the acquisition of Greene’s, which contributed $12.3 million of net working capital as of March 31, 2023; (ii) increased activity; (iii) customers slow paying at the end of the first quarter driving a 7% increase in days sales outstanding from year-end 2022 levels; (iv) accelerated vendor payments in March as we paid invoices early in preparation for a system implementation project; and (v) two incremental payrolls in the first quarter of 2023 relative to the fourth quarter of 2022. Most of these items were transitory in nature, and we have seen net working capital and cash levels normalize so far in the second quarter.

We ended April with a cash balance of approximately $61 million and available liquidity of approximately $106 million.

Other Financial Information

Capital expenditures were $10.3 million during the first quarter of 2023, an increase of $0.8 million or 8% compared to capital expenditures of $9.5 million in the fourth quarter of 2022. Capital spending during the first quarter was driven primarily by maintenance capital expenditures across our segments. As of March 31, 2023, we had $4.9 million of assets held for sale related to real property and equipment in the Rocky Mountains and Southwest segments. We expect $2.6 million of these sales to close during the third quarter of 2023.

2023 Guidance
The Company reaffirms full year 2023 guidance. The below summary of Company guidance is current as of the time provided and subject to change.
•Second quarter 2023 revenue of $240 to $250 million
•Second quarter 2023 Adjusted EBITDA margin of 16% to 17%
•Full year 2023 revenue range of $975 million to $1.04 billion
•Full year 2023 Adjusted EBITDA margin of 17% to 19%
•Full year 2023 capital spending of $60 to $70 million

Conference Call Information

KLX has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, May 11, 2023, to review reported results. You may access the call by telephone at 1-201-389-0867 and ask for the KLX 2023 First Quarter Conference Call at least 10 minutes prior to the start time. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://investor.klxenergy.com/events-and-presentations/events. For those who cannot listen to the live call, a replay of the call can be accessed on the Company’s website for 90 days and will be available by telephone through May 25, 2023, at 1-201-612-7415, access code 13738051#. Please submit any questions for management prior to the call via email to KLXE@dennardlascar.com.

About KLX Energy Services Holdings, Inc.

KLX is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 60 service and support facilities located throughout the United States. KLX’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klxenergy.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our operating cash flows; the availability of capital and our liquidity; our ability to renew and refinance our debt; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to the COVID-19 pandemic, declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by oil and natural gas exploration and production companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; inflation; increases in interest rates; the ongoing war in Ukraine and its continuing effects on global trade; supply chain issues; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Unaudited Supplemental Pro Forma Information

The unaudited supplemental pro forma financial information included herein has been provided for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by combining the companies for the periods presented, or of the results that may be achieved by the combined companies in the future. Further, actual results may vary significantly from the results reflected in the following unaudited supplemental pro forma financial information because of future events and transactions, as well as other factors.

Prior to the business combination closing on March 8, 2023, our financial results included in this release include only the results of KLX. For the period from March 8, 2023 to March 31, 2023, our financial results include the combined operations of KLX and Greene’s. The Company has presented certain specified financial results on a “pro forma basis” as it believes it provides more meaningful information to investors, but these pro forma results are not prepared consistent with Article 11 of Regulation S-X. Financial information presented on a “pro forma basis” is the sum of the historical financial results of the Company for the full period shown and Greene’s for periods prior to the business combination closing date. The supplemental pro forma financial information does not include adjustments to reflect the impact of other cost savings or synergies that may result from the acquisition. Please see the KLX Form 10-Q for the quarter ended March 31, 2023 filed with the Securities and Exchange Commission for additional details.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars and shares, except per share amounts)
(Unaudited)

				Pro Forma(1)
	Three Months Ended			Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023
Revenues	$239.6	$223.3	$152.3	$251.9
Costs and expenses:
Cost of sales	180.9	166.6	135.0	188.3
Depreciation and amortization	16.5	14.9	13.7	18.1
Selling, general and administrative	26.2	19.4	15.0	29.6
Research and development costs	0.3	0.2	0.1	0.3
Bargain purchase gain	(3.2)	—	—	(3.2)
Operating income (loss)	18.9	22.2	(11.5)	18.8
Non-operating expense:
Interest expense, net	9.3	9.0	8.3	9.2
Net income (loss) before income tax	9.6	13.2	(19.8)	9.6
Income tax expense	0.2	—	0.1	0.2
Net income (loss)	$9.4	$13.2	$(19.9)	$9.4

Net income (loss) per common share:
Basic	$0.66	$1.07	$(1.98)	$0.66
Diluted	$0.65	$1.06	$(1.98)	$0.65

Weighted average common shares:
Basic	14.2	12.3	10.1	14.2
Diluted	14.4	12.5	10.1	14.4

(1) The pro forma condensed consolidated statement of operations for the three months ended March 31, 2023 reflects the results of KLX for the period presented and the results of Greene’s assuming the acquisition occurred on January 1, 2022, see Unaudited Supplemental Pro Forma Information.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares, except per share data)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39.6	$57.4
Accounts receivable–trade, net of allowance of $5.9 and $5.7	193.2	154.3
Inventories, net	27.2	25.7
Prepaid expenses and other current assets	17.2	17.3
Total current assets	277.2	254.7
Property and equipment, net	197.5	168.1
Operating lease assets	34.7	37.4
Intangible assets, net	2.0	2.1
Other assets	4.5	3.6
Total assets	$515.9	$465.9
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$93.7	$84.2
Accrued interest	11.7	4.8
Accrued liabilities	28.8	41.0
Current portion of operating lease obligations	14.3	14.2
Current portion of finance lease obligations	12.2	10.2
Total current liabilities	160.7	154.4
Long-term debt	283.6	283.4
Long-term operating lease obligations	20.1	22.8
Long-term finance lease obligations	23.3	20.3
Other non-current liabilities	0.7	0.8
Commitments, contingencies and off-balance sheet arrangements
Stockholders’ equity (deficit):
Common stock, $0.01 par value; 110.0 authorized; 16.8 and 14.3 issued	0.1	0.1
Additional paid-in capital	551.9	517.3
Treasury stock, at cost, 0.4 shares and 0.4 shares	(5.3)	(4.6)
Accumulated deficit	(519.2)	(528.6)
Total stockholders’ equity (deficit)	27.5	(15.8)
Total liabilities and stockholders' equity (deficit)	$515.9	$465.9

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Cash flows from operating activities:
Net income (loss)	$9.4	$(19.9)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities
Depreciation and amortization	16.5	13.7
Non-cash compensation	0.7	0.7
Amortization of deferred financing fees	0.4	0.3
Provision for inventory reserve	—	0.1
Gain on disposal of property, equipment and other	(4.4)	(2.0)
Bargain purchase gain	(3.2)	—
Changes in operating assets and liabilities:
Accounts receivable	(22.0)	(3.8)
Inventories	(1.5)	(2.0)
Prepaid expenses and other current and non-current assets	3.7	4.2
Accounts payable	2.4	(1.5)
Other current and non-current liabilities	(10.7)	4.0
Other	0.1	—
Net cash flows used in operating activities	(8.6)	(6.2)
Cash flows from investing activities:
Purchases of property and equipment	(10.3)	(5.8)
Proceeds from sale of property and equipment	5.0	2.6
Cash from acquisition	1.7	—
Net cash flows used in investing activities	(3.6)	(3.2)
Cash flows from financing activities:
Purchase of treasury stock	(0.7)	(0.3)
Proceeds from stock issuance, net of costs	(0.1)	3.0
Payments on finance lease obligations	(3.1)	(1.5)
Change in financed payables	(1.7)	(0.4)
Net cash flows (used in) provided by financing activities	(5.6)	0.8
Net change in cash and cash equivalents	(17.8)	(8.6)
Cash and cash equivalents, beginning of period	57.4	28.0
Cash and cash equivalents, end of period	$39.6	$19.4

Supplemental disclosures of cash flow information:
Cash paid during period for:
Income taxes paid, net of refunds	$(0.1)	$—
Interest	2.0	0.7
Supplemental schedule of non-cash activities:
Change in deposits on capital expenditures	$0.9	$—
Change in accrued capital expenditures	3.9	1.3

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA, adjusted net income (loss), free cash flow, net working capital, net debt and annualized net leverage ratio measures. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions, (v) costs incurred related to the COVID-19 pandemic and (vi) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL Facility.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We define adjusted net income (loss) as consolidated net income (loss) adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) restructuring charges, (iii) transaction and integration costs related to acquisitions, (iv) costs incurred related to the COVID-19 pandemic and (v) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. We believe adjusted net income (loss) is useful because it allows us to exclude non-recurring items in evaluating our operating performance.

We define free cash flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment. Our management uses free cash flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that free cash flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments and repurchase stock.

Net working capital is calculated as current assets, excluding cash, less current liabilities, excluding accrued interest and finance lease obligations. We believe that net working capital provides useful information to investors because it is an important indicator of the Company’s liquidity.

We define net debt as total debt less cash and cash equivalents. We believe that net debt provides useful information to investors because it is an important indicator of the Company’s indebtedness.

We define annualized net leverage ratio as total debt less cash and cash equivalents, divided over four multiplied by Adjusted EBITDA. We believe that annualized net leverage ratio because it is an important indicator of the Company’s indebtedness in relation to its operating performance.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA margin to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

				Pro Forma(3)
	Three Months Ended			Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023
Consolidated net income (loss)(2)	$9.4	$13.2	$(19.9)	$9.4
Income tax expense	0.2	—	0.1	0.2
Interest expense, net	9.3	9.0	8.3	9.2
Operating income (loss)	18.9	22.2	(11.5)	18.8
Bargain purchase gain	(3.2)	—	—	(3.2)
One-time costs, excluding bargain purchase gain(1)	5.3	(0.5)	2.0	6.2
Adjusted operating income (loss)	21.0	21.7	(9.5)	21.8
Depreciation and amortization	16.5	14.9	13.7	18.1
Non-cash compensation	0.7	0.7	0.7	0.7
Adjusted EBITDA	$38.2	$37.3	$4.9	$40.6
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the first quarter of 2023 relate to $3.3 in retention bonus costs, $1.2 in costs related to the Greene’s acquisition and $0.8 in non-recurring legal costs.
(2) Quarterly cost of sales includes $2.1 of lease expense associated with five coiled tubing unit leases.
(3) The pro forma amounts for the three months ended March 31, 2023 reflect the results of KLX for the period presented and the results of Greene’s assuming the acquisition occurred on January 1, 2022, see Unaudited Supplemental Pro Forma Information.

KLX Energy Services Holdings, Inc.
Consolidated Net Income (Loss) Margin(1)
(In millions of U.S. dollars)
(Unaudited)

				Pro Forma(2)
	Three Months Ended			Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023
Consolidated net income (loss)	$9.4	$13.2	$(19.9)	$9.4
Revenue	239.6	223.3	152.3	251.9
Consolidated net income (loss) margin percentage	3.9%	5.9%	(13.1)%	3.7%

(1) Consolidated Net Income (Loss) Margin is defined as the quotient of consolidated net income (loss) and total revenue.
(2) The pro forma amounts for the three months ended March 31, 2023 reflect the results of KLX for the period presented and the results of Greene’s assuming the acquisition occurred on January 1, 2022, see Unaudited Supplemental Pro Forma Information.

KLX Energy Services Holdings, Inc.
Consolidated Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

				Pro Forma(2)
	Three Months Ended			Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023
Adjusted EBITDA	$38.2	$37.3	$4.9	$40.6
Revenue	239.6	223.3	152.3	251.9
Adjusted EBITDA Margin Percentage	15.9%	16.7%	3.2%	16.1%
(1) Adjusted EBITDA Margin is defined as the quotient of Adjusted EBITDA and total revenue. Adjusted EBITDA is operating income (loss) excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.
(2) The pro forma amounts for the three months ended March 31, 2023 reflect the results of KLX for the period presented and the results of Greene’s assuming the acquisition occurred on January 1, 2022, see Unaudited Supplemental Pro Forma Information.

Reconciliation of Rocky Mountains Operating Income (Loss) to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Rocky Mountains operating income (loss)	$9.8	$12.4	$(0.8)
One-time costs(1)	—	—	0.1
Adjusted operating income (loss)	9.8	12.4	(0.7)
Depreciation and amortization expense	5.7	5.5	5.4
Rocky Mountains Adjusted EBITDA	$15.5	$17.9	$4.7
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

Reconciliation of Southwest Operating Income (Loss) to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Southwest operating income (loss)	$4.8	$7.7	$(0.4)
One-time costs(1)	—	0.1	0.1
Adjusted operating income (loss)	4.8	7.8	(0.3)
Depreciation and amortization expense	5.4	4.6	4.5
Southwest Adjusted EBITDA	$10.2	$12.4	$4.2
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

Reconciliation of Northeast/Mid-Con Operating Income (Loss) to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Northeast/Mid-Con operating income (loss)	$18.7	$15.4	$(0.8)
One-time costs(1)	—	0.1	0.1
Adjusted operating income (loss)	18.7	15.5	(0.7)
Depreciation and amortization expense	5.0	4.2	3.4
Northeast/Mid-Con Adjusted EBITDA	$23.7	$19.7	$2.7
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

KLX Energy Services Holdings, Inc.
Segment Operating Income (Loss) Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Rocky Mountains
Operating income (loss)	$9.8	$12.4	$(0.8)
Revenue	67.9	66.1	43.3
Segment operating income (loss) margin percentage	14.4%	18.8%	(1.8)%
Southwest
Operating income (loss)	4.8	7.7	(0.4)
Revenue	73.4	74.8	51.9
Segment operating income (loss) margin percentage	6.5%	10.3%	(0.8)%
Northeast/Mid-Con
Operating income (loss)	18.7	15.4	(0.8)
Revenue	98.3	82.4	57.1
Segment operating income (loss) margin percentage	19.0%	18.7%	(1.4)%
(1) Segment Operating Income (Loss) Margin is defined as the quotient of segment operating income (loss) and segment revenue.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Rocky Mountains
Adjusted EBITDA	$15.5	$17.9	$4.7
Revenue	67.9	66.1	43.3
Adjusted EBITDA Margin Percentage	22.8%	27.1%	10.9%
Southwest
Adjusted EBITDA	10.2	12.4	4.2
Revenue	73.4	74.8	51.9
Adjusted EBITDA Margin Percentage	13.9%	16.6%	8.1%
Northeast/Mid-Con
Adjusted EBITDA	23.7	19.7	2.7
Revenue	98.3	82.4	57.1
Adjusted EBITDA Margin Percentage	24.1%	23.9%	4.7%
(1) Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is segment operating income (loss) excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

The following tables present a reconciliation of the non-GAAP financial measure of adjusted net income (loss) and adjusted net income (loss) margin to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Income (Loss) to Adjusted Net Income (Loss)
(In millions of U.S. dollars and shares, except per share amounts)
(Unaudited)

				Pro Forma(3)
	Three Months Ended			Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023
Consolidated net income (loss)(2)	$9.4	$13.2	$(19.9)	$9.4
Bargain purchase gain	(3.2)	—	—	(3.2)
One-time costs, excluding bargain purchase gain(1)	5.3	(0.5)	2.0	6.2
Adjusted net income (loss)	$11.5	$12.7	$(17.9)	$12.4
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the first quarter of 2023 relate to $3.3 in retention bonus costs, $1.2 in costs related to the Greene’s acquisition and $0.8 in non-recurring legal costs.
(2) Quarterly cost of sales includes $2.1 of lease expense associated with five coiled tubing unit leases.
(3) The pro forma amounts for the three months ended March 31, 2023 reflect the results of KLX for the period presented and the results of Greene’s assuming the acquisition occurred on January 1, 2022, see Unaudited Supplemental Pro Forma Information.

KLX Energy Services Holdings, Inc.
Adjusted Net Income (Loss) Margin(1)
(In millions of U.S. dollars)
(Unaudited)

				Pro Forma(2)
	Three Months Ended			Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023
Adjusted net income (loss)	$11.5	$12.7	$(17.9)	$12.4
Revenue	239.6	223.3	152.3	251.9
Adjusted net income (loss) margin percentage	4.8%	5.7%	(11.8)%	4.9%

(1) Adjusted net income (loss) margin is defined as the quotient of adjusted net income (loss) and total revenue.
(2) The pro forma amounts for the three months ended March 31, 2023 reflect the results of KLX for the period presented and the results of Greene’s assuming the acquisition occurred on January 1, 2022, see Unaudited Supplemental Pro Forma Information.

The following table presents a reconciliation of the non-GAAP financial measure of free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by (Used in) Operating Activities to Free Cash Flow
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net cash flow provided by (used in) operating activities	$(8.6)	$11.8	$(6.2)
Capital expenditures	(10.3)	(9.5)	(5.8)
Proceeds from sale of property and equipment	5.0	5.1	2.6
Levered free cash flow	$(13.9)	$7.4	$(9.4)
Less: Interest expense	9.3	9.0	8.3
Unlevered free cash flow	$(4.6)	$16.4	$(1.1)

The following table presents a reconciliation of the non-GAAP financial measure of net working capital to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Current Assets and Current Liabilities to Net Working Capital
(In millions of U.S. dollars)
(Unaudited)

	As of
	March 31, 2023	December 31, 2022
Current assets	$277.2	$254.7
Less: Cash	39.6	57.4
Net current assets	237.6	197.3
Current liabilities	160.7	154.4
Less: Accrued interest	11.7	4.8
Less: Operating lease obligations	14.3	14.2
Less: Finance lease obligations	12.2	10.2
Net current liabilities	122.5	125.2
Net Working Capital	$115.1	$72.1

The following table presents a reconciliation of the non-GAAP financial measure of net debt:

KLX Energy Services Holdings, Inc.
Reconciliation of Net Debt(1)
(In millions of U.S. dollars)
(Unaudited)

	As of March 31, 2023	As of December 31, 2022
Total Debt	$283.6	$283.4
Cash	39.6	57.4
Net Debt	$244.0	$226.0
(1) Net debt is defined as total debt less cash and cash equivalents.

The following table presents a reconciliation of the non-GAAP financial measure of annualized net leverage ratio:
KLX Energy Services Holdings, Inc.
Reconciliation of Annualized Net Leverage Ratio(1)
(In millions of U.S. dollars)
(Unaudited)

	As of March 31, 2023	As of December 31, 2022
Adjusted EBITDA	$38.2	$37.3
Multiply by four quarters	4	4
Quarterly Annualized Adjusted EBITDA	152.8	149.2
Net Debt	244.0	226.0
Quarterly Annualized Net Leverage Ratio	1.6	1.5
(1) Annualized net leverage ratio is defined as net debt divided by Quarterly Annualized Adjusted EBITDA.

KLX Energy Services Holdings, Inc.
Consolidated SG&A Margin(1)
(In millions of U.S. dollars)
(Unaudited)

				Pro Forma(2)
	Three Months Ended			Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023
Selling, general and administrative expenses	$26.2	$19.4	$15.0	$29.6
Revenue	239.6	223.3	152.3	251.9
SG&A Margin Percentage	10.9%	8.7%	9.8%	11.8%
(1) SG&A Margin is defined as the quotient of selling, general and administrative expenses and total revenue.
(2) The pro forma amounts for the three months ended March 31, 2023 reflect the results of KLX for the period presented and the results of Greene’s assuming the acquisition occurred on January 1, 2022, see Unaudited Supplemental Pro Forma Information.